Filed pursuant to Rule 424(b)(3)
Registration No. 333-281203

Prospectus

Offer to Exchange

Any and All of Its Outstanding 3.625% Senior Notes due 2028

for Notes of the Same Series

That Have Been Registered Under the Securities Act of 1933

The Exchange Offer (as defined below) will expire at 5:00 p.m. (Eastern time) on September 9, 2024, unless extended or earlier terminated by us (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, Intercontinental Exchange, Inc., a Delaware corporation (“ICE,” “we,” “us” and “our”), is offering to exchange any and all of its 3.625% Senior Notes due 2028 identified under “Title of the Original Notes” in the table below (the “Original Notes”) for a like principal amount of notes of the same series that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), as described under “Title of the Exchange Notes” in the table below (the “Exchange Notes”).

Description of the Original Notes			Description of the Exchange Notes
CUSIP Number	Title of the Original Notes	Principal Amount Outstanding	CUSIP Number	Title of the Exchange Notes
45866FAZ7 (Rule 144A) U45836AA8 (Reg. S)	3.625% Senior Notes due 2028	$997,501,000	45866FBB9	3.625% Senior Notes due 2028

We refer to the offer as the “Exchange Offer.” When we use the term “Notes” in this prospectus, the term includes the Original Notes and the Exchange Notes unless otherwise indicated or the context otherwise requires. The terms of the Exchange Offer are summarized below and are more fully described in this prospectus.

The terms of the Exchange Notes are identical to the terms of the Original Notes, except that the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

We will accept for exchange any and all Original Notes validly tendered and not validly withdrawn at any time at or prior to the Expiration Date. You may withdraw tenders of Original Notes at any time at or prior to the Expiration Date.

The exchange of Original Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes. No public market currently exists for the Original Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date the registration statement, of which this prospectus forms a part, is declared effective and ending on the close of business 90 days after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider the risk factors beginning on page 8 of this prospectus before you decide whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 9, 2024

In making an investment decision regarding the Exchange Offer, you must rely on your own examination of us, the terms of the Exchange Offer and the terms of the Exchange Notes, including the merits and risks involved. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of an acquisition of the Exchange Notes.

This prospectus contains summaries of certain documents which we believe are accurate, and it incorporates certain documents and information by reference. We refer you to the actual documents and information for a more complete understanding of what is discussed in this prospectus, and we qualify all summaries by such reference. We will make copies of such documents and information available to you upon request. See “Where You Can Find More Information.” In order to obtain timely delivery of any such materials, you must request information from us no later than five business days prior to the Expiration Date of the Exchange Offer.

Neither ICE nor the Exchange Agent (as defined herein) makes any recommendation as to whether or not holders should exchange their Original Notes in the Exchange Offer.

You should read this entire prospectus (including the information incorporated by reference) and related documents and any amendments or supplements carefully before making your decision to participate in the Exchange Offer.

Holders must tender their Original Notes in accordance with the procedures described under “Description of the Exchange Offer—Procedures for Tendering.”

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference into, this prospectus, and, if given or made, such information or representation may not be relied upon as having been authorized by ICE or the Exchange Agent. Neither the delivery of this prospectus nor any exchange hereunder will, under any circumstance, create any implication that the information herein is current as of any time subsequent to the date hereof. You should not assume that the information appearing in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document or dates specified in the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

-i-

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before deciding whether to participate in the Exchange Offer. You should read carefully this entire prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”) and the other incorporated documents, including in particular the section entitled “Risk Factors” of this prospectus and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this prospectus, before deciding whether to participate in the Exchange Offer.

Company Overview

We are a leading global provider of technology and data to a broad range of customers including financial institutions, corporations and government entities. These products, which span major asset classes including futures, equities, fixed income and U.S. residential mortgages, provide our customers with access to mission critical tools that are designed to increase asset class transparency and workflow efficiency. Although we report our results in three reportable business segments, we operate as one business, leveraging the collective expertise, particularly in data services and technology, that exists across our platforms to inform and enhance our operations. Our segments are as follows:

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Exchanges: We operate regulated marketplace technology for the listing, trading and clearing of a broad array of derivatives contracts and financial securities as well as data and connectivity services related to our exchanges and clearing houses.

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Fixed Income and Data Services: We provide fixed income pricing, reference data, indices, analytics and execution services as well as global credit default swaps, or CDS, clearing and multi-asset class data delivery technology.

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Mortgage Technology: We provide a technology platform that offers customers comprehensive, digital workflow tools that aim to address inefficiencies and mitigate risks that exist in the U.S. residential mortgage market life cycle from application through closing, servicing and the secondary market.

Our principal executive offices are located at 5660 New Northside Drive, 3rd Floor, Atlanta, Georgia 30328. Our main telephone number is (770) 857-4700, and our website is www.ice.com. Except for the documents referred to under the caption “Where You Can Find Additional Information” in this prospectus which are specifically incorporated by reference into this prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The Exchange Offer

The following summary contains basic information about the Exchange Offer and is not intended to be complete. It may not contain all the information that is important to you. You should read the full text and more specific details contained elsewhere in this prospectus. For a more complete understanding of the Exchange Offer, you should read the section of this prospectus entitled “Description of the Exchange Offer.”

Offeror	Intercontinental Exchange, Inc.

The Exchange Offer	We are offering to exchange any and all of our 3.625% Senior Notes due 2028 for a like principal amount of Exchange Notes that have been registered under the Securities Act.

We will exchange Exchange Notes for Original Notes promptly after the expiration of the Exchange Offer.

In order to be exchanged, an Original Note must be validly tendered and not validly withdrawn at or prior to the Expiration Date and accepted by us. Subject to the satisfaction or waiver of the conditions of the Exchange Offer, all Original Notes that are validly tendered and not validly withdrawn at or prior to the Expiration Date will be accepted by us and exchanged.

As of the date of this prospectus, $997,501,000 aggregate principal amount of the Original Notes is outstanding. The Original Notes were issued under the Indenture, dated as of August 13, 2018, as supplemented by the Sixth Supplemental Indenture, dated as of June 5, 2024 (as so supplemented, the “Indenture”), between us and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”).

If all outstanding Original Notes are tendered for exchange, there will be $997,501,000 aggregate principal amount of the Exchange Notes outstanding after the Exchange Offer.

Purpose of the Exchange Offer	Pursuant to a registration rights agreement, dated as of June 5, 2024 (the “Registration Rights Agreement”), between us and the dealer managers of the private exchange offer relating to the Original Notes, we agreed to use our commercially reasonable efforts to: (i) file a registration statement with the SEC relating to the Exchange Offer within two months of June 5, 2024 (the “Original Notes Settlement Date”) to exchange the Original Notes for the Exchange Notes; and (ii) (A) complete the Exchange Offer within two months of filing such registration statement if we receive a “no review” decision from the SEC, or (B) use reasonable efforts to complete the Exchange Offer within four months of filing such registration statement if we receive a comment letter from the SEC regarding such registration statement.

The purpose of the Exchange Offer is to satisfy our obligations under the Registration Rights Agreement.

Withdrawal of Tenders	Original Notes tendered in the Exchange Offer may be validly withdrawn at any time at or prior to the Expiration Date. Original Notes tendered after the Expiration Date may not be withdrawn and such tenders will be irrevocable, except where additional withdrawal rights are required by law. See “Description of the Exchange Offer—Withdrawal of Tenders.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m. (Eastern time) on September 9, 2024, unless we extend the period of time during which the Exchange Offer is open.

Settlement Date	The “Settlement Date” will be promptly following the Expiration Date.

Conditions to the Exchange Offer	Our obligation to accept Original Notes tendered in the Exchange Offer is subject to the satisfaction or waiver of certain customary conditions. See “Description of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering	For a holder to validly tender Original Notes pursuant to the Exchange Offer, such holder must, at or prior to the Expiration Date:

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transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address listed in this prospectus; or

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if Original Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an Agent’s Message (as defined herein) to the Exchange Agent.

If you are a beneficial holder of Original Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Original Notes are registered and instruct that nominee to tender on your behalf. See “Description of the Exchange Offer—Procedures for Tendering.” By signing or agreeing to be bound by the accompanying letter of transmittal, you will represent, among other things, that:

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you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•	you are not a broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Absence of Dissenters’ Right of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offer. See “Description of the Exchange Offer—Absence of Dissenters’ Rights of Appraisal.”

Certain U.S. Federal Tax Consequences	Your exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Tax Consequences.”

Exchange Agent	Computershare Trust Company, N.A. is serving as the exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. The address and telephone number of the Exchange Agent are listed under the heading “Description of the Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer. Original Notes that are validly tendered and exchanged will be cancelled. Accordingly, the Exchange Offer will not result in any increase in our outstanding indebtedness or in the outstanding principal amount of the Notes.

Resale of the Exchange Notes

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties and subject to the immediately following sentence, we believe Exchange Notes exchanged for Original Notes in the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of ours that does not comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes, that will not acquire the Exchange Notes in the ordinary course of its business, or that intends to participate in the Exchange Offer for the purpose of distributing any of the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the

SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, must deliver a prospectus (or to the extent permitted by law, make a prospectus available to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Original Notes	If you do not exchange your Original Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer described in the legend on your Original Notes. In general, you may offer or sell your Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your Original Notes will continue to accrue interest, they will generally retain no rights under the Registration Rights Agreement. We currently do not intend to register the Original Notes under the Securities Act. Under some circumstances, holders of the Original Notes, including holders that are not permitted to participate in the Exchange Offer or that may not freely sell Exchange Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Original Notes by these holders. For more information regarding the consequences of not tendering your Original Notes and our obligations to file a shelf registration statement, see “Description of the Exchange Offer—Consequences of Exchanging or Failing to Exchange the Original Notes” and “Description of the Exchange Offer—Registration Rights.”

Risk Factors	Participating in the Exchange Offer involves risks. You should consider carefully all of the information in this prospectus. In particular, you should consider carefully the risk factors described in the section entitled “Risk Factors” beginning on page 8 of this prospectus and page 20 of the Annual Report, incorporated by reference herein, before making a decision with respect to participation in the Exchange Offer.

The Exchange Notes

The following summary contains basic information about the Exchange Notes and is not intended to be complete. It may not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, you should read the section of this prospectus entitled “Description of the Exchange Notes.” For purposes of this section entitled “—The Exchange Notes,” references to “we,” “us” and “our” refer only to Intercontinental Exchange, Inc. and not to its subsidiaries.

Issuer	Intercontinental Exchange, Inc.

Maturity Date	September 1, 2028

Interest Rate	3.625% per annum.

Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2025.

Optional Redemption	Prior to June 1, 2028 (the “Par Call Date”), we may redeem the Exchange Notes at the “make-whole” price described in this prospectus under “Description of the Exchange Notes—Optional Redemption of the Exchange Notes” plus accrued and unpaid interest to, but not including, the date of redemption. On or after the Par Call Date, we may redeem the Exchange Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

Notes Offered	Up to $997,501,000 aggregate principal amount of the Exchange Notes. The terms of the Exchange Notes are identical to the terms of the Original Notes, except that the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

Ranking and Subordination	The Exchange Notes will be our general unsecured unsubordinated obligations.

The Exchange Notes will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations.

The Exchange Notes will rank senior in right of payment to any of our existing and future indebtedness that is subordinated to the Exchange Notes.

The Exchange Notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and future liabilities and any preferred equity of our subsidiaries.

See “Description of the Exchange Notes—Ranking.”

Certain Covenants	The Indenture limits our ability and the ability of certain of our subsidiaries to create liens and to enter into sale and leaseback transactions and limits our ability to consolidate, merge or transfer all or substantially all of our assets. However, these limitations are subject to numerous exceptions. See “Description of the Exchange Notes—Covenants and Other Provisions of the Exchange Notes—Limitations on Liens,” “Description of the Exchange Notes—Covenants and Other Provisions of the Exchange Notes—Limitation on Sale and Leaseback Transactions” and “Description of the Exchange Notes—Limitation on Mergers and Other Transactions.”

Book Entry; Form and Denomination	The Exchange Notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee.

Trustee	Computershare Trust Company, N.A.

Governing Law	State of New York.

No Listing or Public Market	We do not intend to apply for the listing of the Exchange Notes on any securities exchange or to have the Exchange Notes quoted on a quotation system. The Exchange Notes will be a new issue of securities for which there is currently no market.

RISK FACTORS

An investment in the Exchange Notes involves risk. Prior to making a decision about investing in the Exchange Notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the Exchange Notes and the Exchange Offer, as well as the risk factors and the regulatory update information incorporated by reference in this prospectus from the Annual Report, under the heading “Risk Factors,” and other filings we have made or may make from time to time with the SEC. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a loss of your investment.

Risks Related to Non-Participation in the Exchange Offer

The Original Notes are subject to transfer restrictions.

The Exchange Notes will be registered pursuant to a registration statement filed with the SEC of which this prospectus forms a part. On the other hand, we have not registered the Original Notes under the Securities Act. Consequently, the Original Notes may not be offered or sold in the United States unless they are registered or transferred pursuant to an exemption from registration under the Securities Act. As a result, holders of the Original Notes who do not participate in the Exchange Offer will face additional restrictions on the resale of their Original Notes as compared to the Exchange Notes, and such holders may not be able to sell their Original Notes at the time they wish or at prices acceptable to them. In addition, we do not anticipate that we will register the Original Notes under the Securities Act and, if you are eligible to exchange your Original Notes in the Exchange Offer and do not exchange your Original Notes in the Exchange Offer, you will no longer be entitled to have those Original Notes registered under the Securities Act pursuant to the Registration Rights Agreement, subject to limited exceptions.

The liquidity of any trading market that currently exists for the Original Notes may be adversely affected by the Exchange Offer, and holders who fail to participate in the Exchange Offer may find it more difficult to sell their Original Notes after the Exchange Offer is completed.

To the extent tenders of Original Notes for exchange in the Exchange Offer are accepted by us and the Exchange Offer is completed, the trading market for the Original Notes that remain outstanding following the completion of the Exchange Offer may be significantly more limited. The remaining Original Notes may command lower prices than comparable issues of securities with greater market liquidity and, if they currently qualify for inclusion in certain indices, may no longer qualify for inclusion. Reduced market values and reduced liquidity may also make the trading prices of the remaining Original Notes more volatile. As a result, the market prices for the Original Notes that remain outstanding after the completion of the Exchange Offer may be adversely affected as a result of the Exchange Offer.

Certain credit ratings for the Original Notes may be withdrawn following the Exchange Offer.

Certain credit ratings on the unexchanged Original Notes may be withdrawn after the completion of the Exchange Offer, which could materially adversely affect the market price and liquidity for the unexchanged Original Notes.

Risks Related to Participation in the Exchange Offer

The Exchange Offer may be cancelled or delayed.

The consummation of the Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “Description of the Exchange Offer—Conditions to the Exchange Offer.” We may, at our option and in our sole discretion, waive any such conditions. Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this prospectus.

Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes during which time such holders will not be able to effect transfers of their Original Notes tendered for exchange.

Your tender of Original Notes may not be accepted if the applicable procedures for the Exchange Offer are not followed.

We will exchange the Exchange Notes for your Original Notes only if you tender your Original Notes and deliver properly completed documentation for the Exchange Offer and if your Original Notes are accepted for exchange pursuant to the Exchange Offer. Holders of Original Notes are responsible for complying with all of the procedures for tendering Original Notes for exchange. If the instructions are not strictly complied with, the letter of transmittal or the Agent’s Message, as applicable, may be rejected. See “Description of the Exchange Offer—Procedures for Tendering” for a description of the procedures to be followed to tender your Original Notes.

You should allow sufficient time to ensure delivery of the necessary documents. None of us, the Exchange Agent or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of the Original Notes for exchange.

Risks Related to the Exchange Notes

The Exchange Notes will be effectively subordinated to any secured debt and structurally subordinated to any liabilities and preferred equity of our subsidiaries. We have a significant amount of debt, including the Notes, which could restrict our ability to engage in additional transactions or incur additional indebtedness.

The Exchange Notes are our general unsecured and unsubordinated obligations. Accordingly, the Exchange Notes will rank senior in right of payment to any future indebtedness that is expressly subordinated in right of payment to the Exchange Notes, equal in right of payment to our existing and future indebtedness that is not subordinated, junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness and other liabilities and any preferred equity of our subsidiaries, including Black Knight. Therefore, the Exchange Notes will be structurally subordinated to the approximately $2.5 million aggregate principal amount outstanding of the 3.625% Senior Notes due 2028 issued by Black Knight InfoServ, LLC and guaranteed by Black Knight with respect to the assets of Black Knight. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the Exchange Notes only after such secured debt, if any, has been repaid in full from these assets. There may not be sufficient assets remaining to pay any or all amounts due on Exchange Notes then outstanding.

As of June 30, 2024, on an unconsolidated basis, we had approximately $21.8 billion of outstanding indebtedness. This substantial level of indebtedness could have important consequences to our business, including making it more difficult to satisfy our debt obligations (including with respect to the Exchange Notes), increasing our vulnerability to general adverse economic and industry conditions, limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and restricting us from pursuing future business opportunities or strategic transactions.

The negative covenants contained in the Indenture governing the Exchange Notes are only applicable to ICE and certain subsidiaries of ICE.

The negative covenants contained in the Indenture governing the Exchange Notes limiting ICE’s ability, and the ability of certain of its subsidiaries, to create liens and to enter into sale and leaseback transactions only apply to significant subsidiaries of ICE, which is defined to include any subsidiaries of ICE classified as significant subsidiaries under Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These negative covenants do not limit the actions of any subsidiary of ICE that is not by itself a significant subsidiary, including any secured debt incurred, assumed or guaranteed by any ICE subsidiaries that are not significant subsidiaries, and are subject to certain exceptions. See “Description of the Exchange Notes—Covenants and Other Provisions of the Exchange Notes.”

The Exchange Notes are solely our obligations, and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The Exchange Notes are solely our obligations and are not guaranteed by any of our subsidiaries. A portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries. Accordingly, our ability to service our debt, including the Exchange Notes, depends partially on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the Exchange Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Exchange Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

The Exchange Notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the Exchange Notes.

The Indenture does not limit the amount of debt that we may incur. The Indenture does not contain any financial covenants or other provisions that would afford the holders of the Exchange Notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you and, in particular, could limit our ability to make payments on the Exchange Notes.

We may redeem the Exchange Notes when prevailing interest rates are relatively low.

We have the right to redeem some or all of the Exchange Notes in whole at any time or in part from time to time. We may exercise any such redemption when prevailing interest rates are lower than the rate borne by the Exchange Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Exchange Notes. Our redemption right also may adversely affect your ability to sell your Exchange Notes as the date fixed for any redemption approaches.

Our financial performance and other factors could adversely impact our ability to make payments on the Exchange Notes.

Our ability to make scheduled payments with respect to our debt, including the Exchange Notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future financing will be available to us in an amount sufficient to enable us to service our debt, including the Exchange Notes.

The trading market for the Exchange Notes may be limited.

We do not intend to apply for the listing of the Exchange Notes on any securities exchange or to have the Exchange Notes quoted on a quotation system. The Exchange Notes will be a new issue of securities for which there is currently no market. If an active trading market does not develop or is not maintained for the Exchange Notes, holders of the Exchange Notes may not be able to resell the Exchange Notes at a particular time at all or at prices acceptable to them. The liquidity of any trading market for, and future trading prices of, the Exchange Notes will depend on many factors, including, among other things, the number of holders of the Exchange Notes, our financial condition, liquidity, results of operations and prospects, prevailing interest rates, changes in our credit rating or outlook, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Therefore, no assurance can be given as to the liquidity of any trading market for the Exchange Notes.

The holders of the Exchange Notes are exposed to the consequences of denomination of a minimum specified denomination plus a higher integral multiple.

The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As is the case with any issue of debt securities that have a denomination consisting of a minimum specified denomination plus a higher integral multiple of another smaller amount, it is possible that the Exchange Notes may be traded in amounts in excess of $2,000 that are not integral multiples of $2,000. In such a case, a holder of the Exchange Notes who, as a result of trading such amounts, holds a principal amount of less than the minimum specified denomination in its account with the participant to whose account the noteholder’s interest in the Exchange Notes is credited at the relevant time may not receive a certificated Exchange Note in respect of such holding (should certificated Exchange Notes be printed) and would need to purchase a principal amount of Exchange Notes such that its holding amounts to at least the minimum specified denomination.

Ratings of the Exchange Notes may not reflect all risks of an investment in the Exchange Notes.

We expect that the Exchange Notes will be rated initially by at least one nationally recognized statistical rating organization. The ratings of our Exchange Notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the Exchange Notes. These ratings do not comment as to market prices or suitability for a particular investor. The ratings of the Exchange Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or market prices of, your Exchange Notes. In addition, ratings at any time may be lowered, placed on negative outlook or watch or withdrawn in their entirety. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation.

An increase in market interest rates could result in a decrease in the value of the Exchange Notes.

In general, as market interest rates rise, debt securities bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if market interest rates increase, the market price of the Exchange Notes may decline. We cannot predict the future level of market interest rates.

If you are able to resell your Exchange Notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your Exchange Notes, the price you receive will depend on many other factors that may vary over time, including:

•	our historical and anticipated results of operations, liquidity and financial condition;

•	analysts’ expectations of our future results of operations, liquidity or financial condition or the prospects for our industry in general;

•	the amount of debt we have outstanding;

•	the market for similar securities;

•	market interest rates;

•	the liquidity of the market in which the Exchange Notes trade;

•	the redemption and repayment features of the Exchange Notes; and

•	the time remaining to maturity of your Exchange Notes.

As a result of these factors, you may not be able to sell your Exchange Notes at a particular time at all or may only be able to sell your Exchange Notes at a price below that which you believe to be appropriate.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be forward-looking statements.

These forward-looking statements relate to future events or our future financial performance and are based on our present beliefs and assumptions, as well as the information currently available to us. They involve known and unknown risks, uncertainties, and other factors that may cause our results, levels of activity, performance, cash flows, financial position or achievements to differ materially from those expressed or implied by these statements.

Forward-looking statements may be introduced by or contain terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the antonyms of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, cash flows, financial position or achievements. Accordingly, we caution you not to place undue reliance on any forward-looking statements we may make.

Factors that may affect our performance and the accuracy of any forward-looking statements include, but are not limited to, those listed below:

•

conditions in global financial markets and domestic and international economic and social conditions, including inflation, risk of recession, political uncertainty and discord, geopolitical events or conflicts (including the conflicts in Ukraine, Israel and Gaza), international trade policies and sanctions laws;

•	global political conditions including the presidential election in the United States, or U.S., and general elections in many jurisdictions in the U.S. and the United Kingdom, or U.K.;

•

the impact of the introduction of, or any changes to, laws, regulations, rules or government policies with respect to, among other things, financial markets and climate change, as well as increased regulatory scrutiny or enforcement actions;

•

volatility in commodity prices and equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, foreign exchange rates, and mortgage industry trends;

•	the impact of climate change and the transition to renewable energy;

•

the business environment in which we operate and trends in our industries, including trading volumes, prevalence of clearing, demand for data services, mortgage lending and servicing activity, mortgage delinquencies, fees, changing regulations, competition and consolidation;

•	our ability to minimize the risks associated with operating clearing houses in multiple jurisdictions;

•	our exchanges’ and clearing houses’ compliance with their respective regulatory and oversight responsibilities;

•	the resilience of our electronic platforms and soundness of our business continuity and disaster recovery plans;

•

our ability to realize the expected benefits of our acquisitions and our investments, including our acquisition of Black Knight, Inc., or Black Knight, and our ability to remain in compliance with the Federal Trade Commission consent order to resolve antitrust concerns regarding our acquisition of Black Knight;

•

our ability to execute our growth strategy, identify and effectively pursue, implement and integrate acquisitions, including that of Black Knight, and strategic alliances and realize the synergies and benefits of such transactions within the expected time frame;

•

the impacts of computer and communications systems failures and delays, inclusive of the performance and reliability of our trading, clearing, data services and mortgage technologies and those of third-party service providers;

•	our ability to keep pace with technological developments and client preferences;

•	our ability to ensure that the technology we utilize is not vulnerable to cyberattacks, hacking and other cybersecurity risks or other disruptive events or to minimize the impact of any such events;

•	our ability to keep information and data relating to the customers of the users of the software and services provided by our ICE Mortgage Technology business confidential;

•

the impacts of a public health emergency or pandemic, including a re-emergence of the COVID-19 pandemic, on our business, results of operations and financial condition as well as the broader business environment;

•

our ability to identify trends and adjust our business to benefit from such trends, including trends in the U.S. mortgage industry such as inflation rates, interest rates, new home purchases, refinancing activity, servicing activity, delinquencies and home builder and buyer sentiment, among others;

•	our ability to evolve our benchmarks and indices in a manner that maintains or enhances their reliability and relevance;

•	the accuracy of our cost and other financial estimates and our belief that cash flows from operations will be sufficient to service our debt and to fund our operational and capital expenditure needs;

•	our ability to incur additional debt and pay off our existing debt in a timely manner;

•	our ability to maintain existing market participants and data and mortgage technology customers, and to attract new ones;

•	our ability to offer additional products and services, leverage our risk management capabilities and enhance our technology in a timely and cost-effective fashion;

•	our ability to attract, develop and retain key talent;

•	our ability to protect our intellectual property rights and to operate our business without violating the intellectual property rights of others; and

•	potential adverse results of threatened or pending litigation and regulatory actions and proceedings.

These risks and other factors include, among others, those set out in the section entitled “Risk Factors” in this prospectus and in Item 1(a) of the Annual Report, incorporated by reference herein, as well as other filings we make with the SEC. Due to the uncertain nature of these factors, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any of these statements to reflect events or circumstances occurring after the date of this prospectus. New factors may emerge and it is not possible to predict all factors that may affect our business and prospects. We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

WHERE YOU CAN FIND MORE INFORMATION

ICE is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov and on our Internet site at http://www.ice.com. Except for the documents referred to under this caption “Where You Can Find Additional Information” in this prospectus, which are specifically incorporated by reference into this prospectus, information contained on ICE’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus. ICE has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

ICE has filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus, of which this prospectus forms a part. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the Exchange Offer will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference herein.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) (File No. 001-36198):

•

Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2023, filed on February 8, 2024, as amended by Amendment No.  1 on Form 10-K/A filed on March 27, 2024;

•	Quarterly Reports of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2024, filed on May 2, 2024, and for the quarter ended June 30, 2024, filed on August 1, 2024;

•

Definitive Proxy Statement of Intercontinental Exchange, Inc. on Schedule 14A for the Annual Meeting of Stockholders on May 17, 2024, filed on April 1, 2024 (solely to the extent incorporated by reference into Part III of the Annual Report);

•	Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on March 1, 2024 (Item 8.01 only), May 3, 2024, May 13, 2024, May 21, 2024 and June 5, 2024; and

•	All documents filed by ICE under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the Exchange Offer.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 5660 New Northside Drive, Atlanta, GA 30328, telephone (770) 857-4700.

In order to obtain timely delivery of any such materials, you must request information from us no later than five business days prior to the Expiration Date of the Exchange Offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Exchange Notes for Original Notes in connection with the Exchange Offer. Original Notes that are validly tendered and exchanged will be cancelled. Accordingly, the Exchange Offer will not result in any increase in our outstanding indebtedness or in the outstanding principal amount of the Notes.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the consummation of the private exchange offer relating to the Original Notes, we entered into the Registration Rights Agreement with the dealer managers for the private exchange offer. Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to: (i) file a registration statement with the SEC relating to the Exchange Offer within two months of the Original Notes Settlement Date to exchange the Original Notes for the Exchange Notes; and (ii) (A) complete the Exchange Offer within two months of filing such registration statement if we receive a “no review” decision from the SEC, or (B) use reasonable efforts to complete the Exchange Offer within four months of filing such registration statement if we receive a comment letter from the SEC regarding such registration statement.

The Exchange Offer is not being made to holders of the Original Notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, we will accept for exchange Original Notes that are properly tendered at or prior to the Expiration Date and not validly withdrawn as permitted below. We will exchange a like principal amount of Exchange Notes for the principal amount of the Original Notes tendered under the Exchange Offer.

As of the date of this prospectus, $997,501,000 aggregate principal amount of the Original Notes is outstanding. The Original Notes were issued under the Indenture.

Our obligation to accept Original Notes for exchange in the Exchange Offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the Exchange Offer is open. We may, subject to applicable law, elect to extend the Expiration Date if less than 100% of the Original Notes are tendered or if any condition to consummation of the Exchange Offer has not been satisfied or waived as of the Expiration Date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change to the Exchange Offer, we will extend the period of time during which the Exchange Offer is open as necessary so that at least five business days remain until the Expiration Date following notice of such material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any Original Notes by giving written notice of the extension to the holders of the Original Notes as described below. During any extension period, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Original Notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Original Notes may be tendered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Subject to applicable law, we reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under “—Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Original Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m. (Eastern time) on the next business day after the previously scheduled Expiration Date.

Our acceptance of the tender of Original Notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offer.

Procedures for Tendering

Except as described below, a holder tendering Original Notes must, at or prior to the Expiration Date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the heading “—Exchange Agent;” or

•	if Original Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an Agent’s Message (as defined below) to the Exchange Agent.

Transmittal will be deemed made only when actually received or confirmed by the Exchange Agent.

In addition, at or prior to the Expiration Date, the Exchange Agent must receive:

•	certificates for the Original Notes; or

•	a timely confirmation of book-entry transfer of the Original Notes into the Exchange Agent’s account at DTC, the book-entry transfer facility.

The term “Agent’s Message” means a computer-generated message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Original Notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Original Notes to anyone other than the Exchange Agent.

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the Exchange Agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Original Notes surrendered for exchange are tendered:

•	by a registered holder of the Original Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of Original Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Original Note not properly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Original Note at or prior to the Expiration Date. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured at or prior to the Expiration Date. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Original Notes. Neither we, the Exchange Agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of Original Notes, the letter of transmittal must be accompanied by a physical certificate representing the Original Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Original Notes.

If the letter of transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Original Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes;

•	the Exchange Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•	it is not a broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•

if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Original Notes properly tendered. We will exchange the Exchange Notes for Original Notes promptly after the expiration of the Exchange Offer and acceptance of the Original Notes. See “—Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Original Notes for exchange when, as and if we have given written notice of such acceptance to the Exchange Agent.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note.

In all cases, the exchange of Exchange Notes for Original Notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the Original Notes, or a timely book-entry confirmation of the deposit of the Original Notes into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Original Notes will be returned without expense to the tendering holder of the Original Notes promptly after the expiration of the Exchange Offer. In the case of Original Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Original Notes will be returned or recredited promptly after the expiration of the Exchange Offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Original Notes must make book-entry delivery of the Original Notes by causing DTC to transfer those Original Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the Expiration Date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Original Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an Agent’s Message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Exchange Notes exchanged for Original Notes in the Exchange Offer may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the Exchange Agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an Agent’s Message) at or prior to the Expiration Date.

Exchanging Book-Entry Notes

The Exchange Agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender

Offer Program, or ATOP, procedures to tender Original Notes. Any participant in the book-entry transfer facility may make book-entry delivery of Original Notes by causing the book-entry transfer facility to transfer such Original Notes into the Exchange Agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Original Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Original Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and any other documents required by the letter of transmittal.

No Guaranteed Delivery

There are no guaranteed delivery procedures for the Exchange Offer. Holders must tender their Original Notes in accordance with the procedures of the letter of transmittal at or prior to the Expiration Date, as described above under “—Procedures for Tendering.”

Withdrawal of Tenders

Original Notes tendered in the Exchange Offer may be validly withdrawn at any time at or prior to the Expiration Date. Original Notes tendered after the Expiration Date may not be withdrawn and such tenders will be irrevocable, except in limited circumstances.

For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address indicated below under “—Exchange Agent” at or prior to the Expiration Date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes;

•

in the case of Original Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Original Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the Original Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Original Notes register the transfer of the Original Notes in the name of the person withdrawing the tender, together with satisfactory evidence of payment of applicable transfer taxes or exemption therefrom; and

•	specify the name in which the Original Notes are registered, if different from that of the depositor.

If certificates for Original Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of us, the Trustee, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Conditions to the Exchange Offer

Notwithstanding any other provision of this prospectus, we will not be obligated to (i) accept for exchange any validly tendered Original Notes or (ii) exchange any Exchange Notes for validly tendered Original Notes or complete the Exchange Offer, if, at or prior to the Expiration Date:

(1)

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the Exchange Offer; or

(2)	the Exchange Offer or the making of any exchange by a holder of Original Notes would violate applicable law or any applicable interpretation of the SEC staff.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be exchanged for any Original Notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

The Exchange Offer is not conditioned upon any minimum amount of Original Notes being tendered.

Exchange Agent

We have appointed Computershare Trust Company, N.A. as the Exchange Agent for the Exchange Offer. You should direct all executed letters of transmittal to the Exchange Agent at the address indicated below. You should direct questions and requests for assistance, and requests for additional copies of this prospectus or the letter of transmittal to the Exchange Agent addressed as follows:

Deliver to:

By Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Email Transmission (for Eligible Institutions Only):

Computershare Trust Company, N.A. Attn: CCT Administrator for Intercontinental Exchange 1505 Energy Park Drive St Paul, MN 55108	Email: CCTBondholderCommunications@computershare.com For Information and to Confirm by Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications

All other questions should be addressed to us at investors@ice.com. If you deliver the letter of transmittal to an address other than any address for the Exchange Agent indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the Original Notes and the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the Exchange Offer, including out-of-pocket expenses for the Exchange Agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offer unless you instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of Original Notes that do not exchange their Original Notes for Exchange Notes under the Exchange Offer will remain subject to the restrictions on transfer of such Original Notes as set forth in the legend printed on the global certificates representing those Original Notes as a consequence of the issuance of those Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell your Original Notes unless they are registered under the Securities Act, transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws or transferred in a transaction not subject to the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of Original Notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the Exchange Notes would generally be freely transferable by holders other than our affiliates after the Exchange Offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of Exchange Notes, as set forth below. However, any holder of Original Notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) that does not comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes or that intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its Original Notes in the Exchange Offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation from the SEC staff regarding the Exchange Offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights

The following summary of the terms and provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Registration Rights Agreement. For instructions on how to find copies of the Registration Rights Agreement, see “Where You Can Find More Information.”

On June 5, 2024, we entered into the Registration Rights Agreement with the dealer managers of the private exchange offer relating to the Original Notes. Pursuant to the Registration Rights Agreement, we agreed, for the benefit of the holders of the Original Notes, at our cost, to use commercially reasonable efforts to:

•

file, within two months of the Original Notes Settlement Date, a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the Original Notes for a new notes of the same series having terms identical in all material respects to the Original Notes, except that the Registered Notes will not contain transfer restrictions (the “Registered Notes”); and

•

(i) complete the Registered Exchange Offer within two months of filing the Exchange Offer Registration Statement if we receive a “no review” decision from the SEC, or (ii) use reasonable efforts to complete the Registered Exchange Offer within four months of filing the Exchange Offer Registration Statement if we receive a comment letter from the SEC regarding the Exchange Offer Registration Statement (the “Target Exchange Registration Date”).

This prospectus is a part of a registration statement we have filed with the SEC. Promptly after this registration statement has been declared effective, we will commence the Registered Exchange Offer.

We further agreed that, (i) in the event the Registered Exchange Offer is not available or may not be completed as soon as reasonably practicable after the last date of acceptance for exchange in the Registered Exchange Offer because it would violate any applicable law or applicable interpretations of the SEC staff, (ii) a holder participating in the Registered Exchange Offer does not receive the Registered Notes on the applicable date (other than due solely to the status of such holder as an affiliate of ICE within the meaning of the Securities Act) and notifies us within 30 days after such holder first becomes aware of such restrictions (the “Holder Notice”), (iii) the Registered Exchange Offer, for any other reason, is not completed by the Target Exchange Registration Date or (iv) ICE receives a written request from any holder (the “Shelf Request”) within 20 business days after the consummation of the Registered Exchange Offer representing that they hold the Original Notes that are or were ineligible to be exchanged in the Registered Exchange Offer (collectively, “Permitted Reasons”), we will, subject to the terms and conditions as set forth in the Registration Rights Agreement, use commercially reasonable efforts to file, as soon as practicable after the date of such event, Holder Notice or Shelf Request, a registration statement under the Securities Act covering continuous resales of the outstanding Original Notes (the “Shelf Registration Statement”) and to have the Shelf Registration Statement become effective. We will use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective for a period of one year from the effective date of the Shelf Registration Statement, or, if earlier, until all of the Original Notes covered by the Shelf Registration Statement are sold thereunder or can be sold without registration.

We will, in the event the Shelf Registration Statement is filed, among other things, provide to each holder for whom the Shelf Registration Statement was filed, copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding Original Notes. A holder selling outstanding Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations). Holders of the outstanding Original Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have their outstanding Original Notes included in the Shelf Registration Statement.

Although we intend, if required, to file the Shelf Registration Statement, we cannot assure you that the Shelf Registration Statement will be filed or, if filed, that it will become or remain effective.

If:

•

we fail to complete the Registered Exchange Offer by the Target Exchange Registration Date if we have received a “no review” decision or we fail to use commercially reasonable efforts to complete the Registered Exchange Offer by the Target Exchange Registration Date if we have received a comment letter from the SEC regarding the Exchange Offer Registration Statement; or

•	the Shelf Registration Statement is required to be filed and is not effective by the required date as set forth in the Registration Rights Agreement (each such date, an “Interest Increase Date”);

then additional interest will accrue on the principal amount of outstanding Original Notes that have not been exchanged or disposed of pursuant to an effective registration statement, immediately following the Interest Increase Date, provided, however, that no such additional interest shall be payable if the Exchange Offer Registration Statement is not filed or declared effective or the Registered Exchange Offer is not consummated on account of the Permitted Reasons, that no such additional interest shall be payable if the Shelf Registration Statement is not declared effective as set forth above because the Holder Notice or Shelf Request was not made on a timely basis; provided, further, that such additional interest shall only be payable if the Shelf Registration Statement is not declared effective.

If the Shelf Registration Statement, if required, is effective and thereafter either ceases to be effective or the Prospectus contained therein ceases to be usable, at any time during the period of one year from the effective date of the Shelf Registration Statement, or, if earlier, until all of the notes covered by the Shelf Registration Statement are sold thereunder or can be sold without registration, and such failure to remain effective or usable exists for more than 60 days (whether or not consecutive) in any 12-month period (the 60th such date, the “Trigger Date”), then the interest rate on the outstanding Original Notes that have not been exchanged or disposed of pursuant to the Shelf Registration Statement will be increased by 0.25% per annum immediately following the Trigger Date. Upon the Shelf Registration Statement once again becoming usable, the interest rate borne by such outstanding Original Notes that have not been exchanged or disposed of pursuant to the Shelf Registration Statement will be reduced to the original interest rate.

The Registration Rights Agreement provides that a holder of the Original Notes is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement whether or not the holder has signed the Registration Rights Agreement.

DESCRIPTION OF THE EXCHANGE NOTES

This prospectus summarizes specific terms and provisions of the Exchange Notes. The following summary of the terms and provisions of the Exchange Notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Indenture (as defined below) for the Exchange Notes.

General

Unless otherwise specified, for purposes of this section, the terms “ICE,” “we,” “us” and “our” refer to Intercontinental Exchange, Inc. and not to any of its subsidiaries. The Exchange Notes will be issued under the Indenture, dated as of August 13, 2018, as supplemented by the Sixth Supplemental Indenture, dated as of June 5, 2024 (as so supplemented, the “Indenture”), between us and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”), which together set forth the terms of the Exchange Notes offered hereby. We refer to each person in whose name a note is registered in the note register for a series of notes in this section as a “holder” and, collectively, as the “holders.”

The following is a summary of material provisions of the Indenture. This summary does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Principal, Maturity and Interest

Principal and Maturity

We will issue up to $1,000,000,000 initial aggregate principal amount of 3.625% Senior Notes due 2028 (the “Exchange Notes”) in the Exchange Offer. The Exchange Notes will mature on September 1, 2028.

Interest

Interest will accrue on the Exchange Notes at a rate per annum equal to 3.625%.

Interest on the Exchange Notes will be payable semi-annually, in arrears, on March 1 and September 1 of each year, or if any such day is not a business day as set forth in the Indenture, on the next succeeding business day (each, an “interest payment date”), and no interest shall accrue on such payment by reason of such delay, to the persons in whose names the Exchange Notes are registered at the close of business on the regular record date, except as provided in the Indenture with respect to defaulted interest. Interest payable on each interest payment date will include interest accrued from and including the Original Notes Settlement Date, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the next interest payment date.

Interest on overdue principal, premium, if any, and, to the extent lawful, interest, will be paid at a rate per annum that is otherwise applicable to the Exchange Notes. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the persons in whose names the Exchange Notes are registered at the close of business on a special record date, as further described in the Indenture. Interest will be computed on the Exchange Notes on the basis of a 360-day year consisting of twelve 30-day months.

A “record date” for the interest payable on any applicable interest payment date is the close of business on the February 15 or August 15 next preceding such interest payment date, regardless of whether such date is a business day.

For purposes of the Exchange Notes, “business day” means any day, other than a Saturday or Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payment.

Ranking

The Exchange Notes will be general unsecured obligations of ICE and will rank equally in right of payment with all existing and future indebtedness and other obligations of ICE that are not, by their terms, expressly subordinated in right of payment to the Exchange Notes. The Exchange Notes will be effectively subordinated to all of ICE’s future secured indebtedness and other secured obligations to the extent of the value of the collateral securing such indebtedness or other obligations. In addition, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. ICE is a holding company and does not have any material assets other than its ownership interest in its subsidiaries.

Optional Redemption of the Exchange Notes

Prior to June 1, 2028 (the “Par Call Date”), ICE may redeem the Exchange Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Exchange Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Exchange Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, ICE may redeem the Exchange Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the yield determined by ICE in accordance with the following two paragraphs.

The Treasury Rate shall be determined by ICE after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, ICE shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, ICE shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, ICE shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, ICE shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed.

In the case of a partial redemption, selection of the Exchange Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Exchange Notes of a principal amount of $2,000 or less will be redeemed in part. If the Exchange Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the Exchange Notes to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Exchange Notes are held by DTC (or another depositary), the redemption of the Exchange Notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

On or before the applicable redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the applicable redemption price of and accrued interest on, the Exchange Notes to be redeemed on that date.

If we redeem any Exchange Notes, then we may prevent holders from transferring or exchanging the Exchange Notes for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of Exchange Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Exchange Notes being partially redeemed.

Change of Control Triggering Event

If a change of control triggering event (as defined below) occurs, we will make an offer to repurchase all of the Exchange Notes pursuant to the offer described below (the “change of control offer”) at a price in cash (the “change of control payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of holders of Exchange Notes of record on the relevant record date to receive interest due on the corresponding interest payment date. Within 30 days following any change of control triggering event, we will send notice of such change of control offer electronically or by first-class mail, with a copy to the trustee, to each holder of Exchange Notes to the address of such holder appearing in the security register or otherwise in accordance with the applicable procedures, with the following information:

•

that a change of control offer is being made pursuant to the applicable section of the Indenture and that all Exchange Notes properly tendered pursuant to such change of control offer will be accepted for payment by us;

•

the repurchase price and the repurchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “change of control payment date”), except in the case of a conditional change of control offer made in advance of a change of control as described below;

•	that any Exchange Note not properly tendered will remain outstanding and continue to accrue interest;

•

that unless we default in the payment of the change of control payment, all Exchange Notes accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

•

that holders electing to have any Exchange Notes repurchased pursuant to a change of control offer will be required to surrender such Exchange Notes, with the form entitled “Option of holder to Elect Repurchase” on the reverse of such Exchange Notes completed, or otherwise in accordance with the applicable procedures, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day immediately preceding the change of control payment date;

•

that holders will be entitled to withdraw their tendered Exchange Notes and their election to require us to repurchase such Exchange Notes, provided that the paying agent receives, not later than the expiration time of the change of control offer, a facsimile transmission or letter setting forth the name of the holders of the Exchange Notes, the principal amount of Exchange Notes tendered for repurchase, and a statement that such holder is withdrawing its tendered Exchange Notes and its election to have such Exchange Notes repurchased and any other information as may be required by the paying agent, or otherwise in accordance with the applicable procedures of DTC;

•

that if we are redeeming fewer than all of the Exchange Notes, the holders of the remaining Exchange Notes will be issued new Exchange Notes and such new Exchange Notes will be equal in principal amount to the unrepurchased portion of the Exchange Notes surrendered. The unrepurchased portion of the Exchange Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

•

if such notice is sent prior to the occurrence of a change of control triggering event, that the change of control offer is conditioned on the occurrence of such change of control triggering event, and, if applicable, that, in our discretion, the change of control payment date may be delayed until such time as any or all applicable conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that we determine that the change of control triggering event will not occur by the change of control payment date, or by the change of control payment date as so delayed; and

•	the other instructions as we determine that a holder must follow consistent with the Indenture.

The notice, if given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the holder receives such notice. If (A) the notice is given in a manner herein provided and (B) any holder fails to receive such notice or a holder receives such notice but it is defective, such holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Exchange Notes as to all other holders that property received such notice without defect. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the applicable provisions of the Indenture, we will comply with the applicable securities laws and regulations and may not be deemed to have breached its obligations under the applicable provisions of the Indenture by virtue thereof.

On the change of control payment date, we will, to the extent permitted by law:

•	accept for payment all Exchange Notes issued by us or portions thereof properly tendered pursuant to the change of control offer;

•	deposit, or cause to be deposited, with the paying agent an amount equal to the aggregate change of control payment in respect of all Exchange Notes or portions thereof so tendered; and

•

deliver, or cause to be delivered, to the trustee for cancellation the Exchange Notes so accepted together with the required documentation to the trustee stating that such Exchange Notes or portions thereof have been tendered to and repurchased by us.

We will not be required to make a change of control offer following a change of control triggering event and a holder will not have the right to us to repurchase any Exchange Notes pursuant to a change of control offer if (1) a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable provisions of the Indenture applicable to a change of control offer made by us and purchases all Exchange Notes validly tendered and not withdrawn under such change of control offer or (2) a notice of redemption of all outstanding Exchange Notes has been duly given, unless and until there is a default in the payment of the redemption price on the applicable date of redemption or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a change of control offer may be made in advance of a change of control triggering event, conditioned upon the occurrence of such change of control triggering event, if a definitive agreement is in place for the related change of control at the time of making of the change of control offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Exchange Notes validly tender and do not withdraw such Exchange Notes in a change of control offer and we or any such third party making a change of control offer repurchase all of the Exchange Notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such repurchase pursuant to the change of control offer described above), to redeem all Exchange Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the right of holders of the Exchange Notes of record on the relevant record date to receive interest due on the corresponding interest payment date.

“change of control” means the occurrence of any of the following:

•

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of ICE and its subsidiaries (as defined in the Indenture), taken as a whole, to any other person other than one or more permitted holders (as defined in the Indenture); or

•

the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than one or more permitted holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of a majority or more of the total voting power of the voting stock (as defined in the Indenture) of ICE.

“change of control triggering event” means the occurrence of both a change of control and a related ratings event. Notwithstanding the foregoing, for the avoidance of doubt, no change of control triggering event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.

“Fitch” means Fitch Rating Inc. and any successor to its ratings agency business.

“investment grade rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) by Moody’s, (2) BBB- (or the equivalent) by S&P or (3) BBB- (or the equivalent) by Fitch or, if the applicable securities are not then rated by Moody’s, S&P or Fitch for reasons outside ICE’s control, an equivalent rating by any other rating agency specified by ICE.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“rating agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch or each shall not make a rating on the Exchange Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by ICE which shall be substituted for Moody’s, S&P and Fitch or each, as the case may be.

“ratings event” means the ratings on the Exchange Notes are lowered and the Exchange Notes are rated below an investment grade rating by two of three of the rating agencies on any day during the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such change of control or of the intention by ICE to effect such change of control or (b) the occurrence of such change of control and (2) ends on the 60th calendar day following consummation of such change of control; provided, however, that such period shall be extended for so long as the rating of the Exchange Notes is under publicly announced consideration for possible downgrade by any rating agency.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

Covenants and Other Provisions of the Exchange Notes

The Indenture contains, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the Exchange Notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the Exchange Notes (together with, if we so determine, any other Indebtedness of, or guaranteed by, us or such Significant Subsidiary then existing or thereafter created which is not subordinated to the Exchange Notes) equally and ratably with (or, at our option, prior to) that obligation.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any borrowed money, or evidenced by notes, bonds, debentures or other instruments for money borrowed, or under any lease required to be capitalized under GAAP as in effect on the issue date, or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

We will not, however, be required to secure the Exchange Notes if the Lien consists of Permitted Liens (as defined below), it being understood that the definition of Permitted Liens is not intended to broaden the interpretation or otherwise expand the scope of the first paragraph of this covenant.

Under the Indenture, “Permitted Liens” of any person are defined as:

(a)

Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)	Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)

Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)	judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f)

easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(g)

Liens on (1) any property or asset prior to the acquisition thereof (provided that such Lien may only extend to such property or asset) or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the issue date of the Exchange Notes, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or the Lien is not extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date;

(i)

Liens upon fixed, capital, real or tangible personal property acquired after the issue date (by purchase, construction, development, improvement, capital lease or otherwise) by us or any Significant Subsidiary, each of which was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Significant Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)

Liens securing our obligations or those of any of our Subsidiaries in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depositary, regulated exchange or settlement activities in respect thereof;

(n)

Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program;

(o)

Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsections “—Limitation on Sale and Leaseback Transactions” and “—Limitation on Mergers and Other Transactions”); and

(p)

Liens arising in connection with our operations or the operations of any of our Subsidiaries relating to clearing, depository, matched principal, regulated exchange or settlement activities, including, without limitation, Liens on securities sold by us or any Subsidiary in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by us or any of our Significant Subsidiaries unless the Board of Directors of ICE has determined in good faith that such office or facility is not of material importance to the total business conducted by ICE and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary” means, with respect to any person, any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Significant Subsidiaries or between our Significant Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Exchange Notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of ICE or such Significant Subsidiary, as the case may be) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Exchange Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of ours or of one of our Significant Subsidiaries (other than Indebtedness that is subordinated to the Exchange Notes or Indebtedness owed to us or one of our Significant Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “—Limitations on Liens” and “—Limitation on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens that are restricted by, and not otherwise permitted by, the provisions described under “—Limitations on Liens” and (b) the aggregate amount of Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “—Limitation on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Worth (as defined below).

“Consolidated Net Worth” means, the consolidated stockholders’ equity of ICE and its Subsidiaries, as defined according to GAAP.

Limitation on Mergers and Other Transactions

ICE will not consolidate or amalgamate with or merge into any person and will not convey, transfer or lease all or substantially all of the assets of it and its Subsidiaries, taken as a whole, to any person, unless:

•

either (a) ICE is the surviving person or (b) the person surviving any such consolidation, amalgamation or merger or the person to which such conveyance, transfer or lease has been made expressly assumes ICE’s obligations on the Exchange Notes and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by ICE and the person so assuming ICE’s obligations is organized under the laws of the United States or any state thereof; and

•

immediately after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions and the assumption of ICE’s obligations by another person in connection with such a consolidation, amalgamation or merger, or conveyance, transfer or lease, ICE (except in the case of a lease) would be relieved of its obligations under the Indenture and the Exchange Notes. This “—Limitation on Mergers and Other Transactions” covenant will not apply to any conveyance, transfer, lease or other disposition of assets between or among ICE and its Subsidiaries.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision; provided that the Trustee will have no responsibility whatsoever to monitor whether any such filing has occurred.

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to the Exchange Notes:

(1)	the failure to pay interest on any Exchange Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any) of any Exchange Notes, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)

a default in the performance or breach of ICE of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is expressly included in the Indenture solely for the benefit of a particular series of debt securities other than the Exchange Notes) which default continues for a period of 90 days after ICE receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(4)

a default on any indebtedness of ICE or a Significant Subsidiary of ICE having an aggregate amount of at least $250,000,000, constituting a default either of payment of principal or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture;

(5)

one or more final judgments for the payment of money in an aggregate amount in excess of $250,000,000 above available insurance or indemnity coverage shall be rendered against ICE or of a Significant Subsidiary of ICE and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under the Credit Agreement, dated as of April 3, 2014, as amended to date and as may be amended from time to time, among ICE, as borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender; and

(6)	certain events of bankruptcy or insolvency (or involving equivalent concepts applicable outside the United States) affecting ICE or Significant Subsidiaries of ICE.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to ICE) shall occur and be continuing, the Trustee or the holders of at least 25% of the outstanding aggregate principal amount of debt securities of all affected series under the Indenture (voting together as a single class) may declare the principal of, and premium, if any, and accrued and unpaid interest on all notes to be due and payable by notice in writing to us and the Trustee.

If an Event of Default specified in clause (6) above with respect to ICE occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all Exchange Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture provides that at any time after a declaration of acceleration with respect to a series of notes as described in the second preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding debt securities of all affected series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay

(a)	all overdue interest on the Exchange Notes,

(b)	the principal of (and premium, if any, on) the Exchange Notes which have become due otherwise than by such declaration of acceleration and any interest thereon and

(c)	all sums paid or advanced by the Trustee as a result and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)	all Events of Default with respect to the Exchange Notes, other than the non-payment of the principal, which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of a majority in aggregate principal amount of then outstanding debt securities of all affected series under the Indenture (voting together as a single class) may waive a past default with respect to such series, except a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a note or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder, without your individual approval.

The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the series of notes with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders of such series of notes. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the series of notes.

No holder may institute any action against ICE under the Indenture unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class) shall have requested the Trustee to institute such action and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (iii) the Trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period. However, a holder is entitled at any time to bring an individual lawsuit for the payment of the money due on such holder’s notes on or after their due date.

Every year ICE will give to the Trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default.

Full Defeasance

We can legally release ourselves from any payment or other obligations on the Exchange Notes, called “full defeasance,” if we put in place the following arrangements for holders of the Exchange Notes to be repaid:

•

we must deposit in trust for the benefit of the holders of the Exchange Notes a combination of money and U.S. government or U.S. government agency notes or bonds sufficient in the opinion of a nationally recognized firm of independent public accountants to make interest, principal and any other payments on the Exchange Notes to maturity; and

•

we must obtain an opinion of counsel that, based on a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling, the above deposit will not cause beneficial owners of the Exchange Notes to be taxed on such notes any differently than if we had not made the deposit and repaid such notes ourselves.

If we accomplish full defeasance, as described above, holders of the Exchange Notes would have to rely solely on the trust deposit for repayment on their Exchange Notes and holders of the Exchange Notes could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

We will indemnify the Trustee against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the Trustee or against the principal and interest received on these obligations.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described under “—Full Defeasance” above and be released from some of the restrictive covenants in the Exchange Notes. This is called “covenant defeasance.” In that event, holders of the Exchange Notes would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the Exchange Notes. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for the benefit of holders of the Exchange Notes a combination of money and U.S. government or U.S. government agency notes or bonds sufficient in the opinion of a nationally recognized firm of independent public accountants to generate enough cash to make interest, principal and any other payments on the Exchange Notes to maturity; and

•

deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing beneficial owners of the Exchange Notes to be taxed on such notes any differently than if we did not make the deposit and repaid such notes ourselves.

If we accomplished covenant defeasance with respect to the Exchange Notes, the following provisions of the Indenture and the Exchange Notes would no longer apply:

•	any covenants applicable to the Exchange Notes described in this prospectus; and

•	the Events of Default with respect to the Exchange Notes relating to breach of covenants and acceleration of the maturity of other debt.

If we accomplish covenant defeasance with respect to the Exchange Notes, holders of the Exchange Notes can still look to us for repayment of the Exchange Notes if a shortfall in the trust deposit occurs. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Exchange Notes became immediately due and payable, there may be such a shortfall. Depending on the event causing the default, holders of the Exchange Notes may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes, when:

(1)	either:

(A)

all Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)

all Exchange Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds, non-callable U.S government securities, or a combination of funds and non-callable U.S. government securities in an amount sufficient to pay and discharge the entire indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Exchange Notes that have become due and payable) or to the maturity date or redemption date, as the case may be;

(2)	we have paid all other sums payable under the Indenture with respect to the Exchange Notes by us; and

(3)

we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Exchange Notes have been complied with.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and the Exchange Notes. Some types of changes require the approval of each holder of notes affected, some require approval by a vote of a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class), and some changes do not require any approval at all.

Changes Requiring Approval of Each Affected Holder

First, there are changes that cannot be made to the Exchange Notes without specific approval of each holder of notes affected. These include changes that:

(1)	reduce the percentage of holders of notes who must consent to a waiver or amendment of the Indenture;

(2)	reduce the rate of interest on any note or change the time for payment of interest;

(3)	reduce the principal or premium due on the Exchange Notes or change the stated maturity date of the Exchange Notes;

(4)	change the place or currency of payment on an Exchange Note;

(5)	change the right of holders of notes to waive an existing default by majority vote;

(6)	modify the provisions of the Indenture with respect to the ranking of the Exchange Notes in a manner adverse to holders;

(7)	impair holders’ right to sue for payment;

(8)	modify the redemption provisions of the Exchange Notes in a manner adverse to you; or

(9)	make any change to this list of changes that requires each affected holder’s specific approval.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the Exchange Notes requires a vote in favor by holders owning a majority of the aggregate principal amount of the outstanding debt securities of all affected series under the Indenture (voting together as a single class). Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the Exchange Notes in any material respect, which do not require any vote of the holders. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the holder of each note of an affected series.

Governing Law

The Indenture provides that it and the Exchange Notes are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default with respect to the Exchange Notes of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

Global Notes

We will issue the Exchange Notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Investors may hold their interests in such global notes directly through Euroclear and Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems and may hold their interests through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Euroclear and Clearstream will hold the interests in such global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. These depositaries, in turn, will hold the interests in such global notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

Except as set forth below, such global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of their systems.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the Trustee nor any paying agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the Exchange Agent with an interest in the global note; and

•

ownership of the Exchange Notes will be shown on, and the transfer of ownership of the Exchange Notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Exchange Notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Exchange Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of the Exchange Notes under the Indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Exchange Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Exchange Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee or any paying agent, if applicable, to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those Exchange Notes, under the Indenture. Under the terms of the Indenture, we, the Trustee and any paying agent, if applicable, may treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners of those Exchange Notes for the purpose of receiving payment on those Exchange Notes and for any and all other purposes whatsoever. Accordingly, none of us, the Trustee, or any paying agent, if applicable, have or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest.

Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with the clearing systems’ respective rules and operating procedures.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global notes, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the Trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the Exchange Notes. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the Exchange Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the Exchange Notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

We expect the Exchange Notes will trade in DTC’s Same-Day Funds Settlement System. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Exchange Notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Exchange Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Exchange Notes settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the Exchange Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in the Exchange Notes among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time by any of them. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•	DTC notifies us that it is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•

we instruct the Trustee that the global note is exchangeable for Exchange Notes in certificated form, the global note or global notes for the Exchange Notes will be exchangeable for Exchange Notes in certificated form with the same terms and of an equal aggregate principal amount, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The certificated notes will be registered in the name or names as DTC instructs the Trustee or any registrar appointed by us. We expect that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes. Upon the issuance of certificated notes, the Trustee or any registrar appointed by us is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered.

Neither we, the Trustee nor any registrar appointed by us will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the Exchange Notes, and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be exchanged for Original Notes. In the case of Exchange Notes in certificated form, we will make payment of principal and any premium at the maturity of each such Exchange Note in immediately available funds upon presentation of the Exchange Note at the corporate trust office of the Trustee, or at any other place as we may designate. Payment of interest on Exchange Notes in certificated form due at redemption or maturity will be made to the person to whom payment of the principal of the applicable Exchange Note will be made.

Payment of interest due on Exchange Notes in certificated form other than at maturity will be made at the corporate trust office of the Trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of Exchange Notes may be entitled to receive interest payments on any applicable interest payment date other than at maturity by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee at least 30 days prior to the applicable interest payment date. Any wire instructions received by the Trustee will remain in effect until revoked by the holder.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

An exchange of Original Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes. The tax consequences of holding Exchange Notes will be the same as those of holding Original Notes, the initial adjusted issue price of your Exchange Notes will equal the adjusted issue price of the Original Notes, your initial tax basis in the Exchange Notes will equal your tax basis in the Original Notes and your holding period for the Exchange Notes will include your holding period for the Original Notes.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993)), and subject to the immediately following sentence, we believe Exchange Notes issued in connection with the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of ours that does not comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes or that intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date this registration statement is declared effective and ending on the close of business 90 days after such date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 7, 2024 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the date this registration statement is declared effective, we shall promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF EXCHANGE NOTES

The validity of the Exchange Notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intercontinental Exchange, Inc. and subsidiaries appearing in ICE’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of ICE’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bakkt Holdings, Inc., which we refer to as “Bakkt,” appearing in ICE’s amended Annual Report on Form 10-K/A for the year ended December 31, 2023 filed on March 27, 2024 pursuant to Rule 3-09 of Regulation S-X, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and Bakkt audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INTERCONTINENTAL EXCHANGE, INC.

Offer to Exchange

Any and All of Its Outstanding 3.625% Senior Notes due 2028

for Notes of the Same Series

That Have Been Registered Under the Securities Act of 1933

The Exchange Agent for the Exchange Offer is:

Computershare Trust Company, N.A.

By Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Email Transmission (for Eligible Institutions Only):

Computershare Trust Company, N.A. Attn: CCT Administrator for Intercontinental Exchange 1505 Energy Park Drive St Paul, MN 55108	Email: CCTBondholderCommunications@computershare.com For Information and to Confirm by Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications

Requests for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the address or telephone number set forth above. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offer.